January 7, 2025 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Dear Sirs/Madams: We have read Item 4.01 of Potbelly Corporation’s Form 8-K dated January 7, 2025, and have the following comments: 1. We agree with the statements made in the third sentence of the first paragraph, as well as the second, third, and fourth paragraphs. 2. We have no basis on which to agree or disagree with the statements made in the first and second sentences of the first paragraph or the fifth paragraph. Yours truly, /s/ DELOITTE & TOUCHE LLP